Exhibit 99.1

InfuSystem Holdings, Inc. 3851 W. Hamlin Road Rochester Hills, MI 48309 248-291-1210

CONTACT:	Joe Dorame, Joe Diaz & Robert Blum Lytham Partners, LLC 602-889-9700
InfuSystem Reports Third Quarter 2025 Financial Results
Record Net Revenues of $36.5 million Representing 3% Growth from the Prior Year
Net income of $2.3 million, up 25%
Adjusted EBITDA (non-GAAP) of $8.3 million, up 6%
Adjusted EBITDA (non-GAAP) margin expanded by 0.5% to 23%
Year-to-Date Net Operating Cash Flow of $17.3 million, up 38%
Stock Repurchases totaled $2.2 million during third quarter
Reaffirms Full-Year 2025 Guidance
Rochester Hills, Michigan, November 4, 2025 – InfuSystem Holdings, Inc. (NYSE American:INFU) (“InfuSystem” or the “Company”), a leading national health care service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers, today reported financial results for the third quarter ended September 30, 2025.
2025 Third Quarter Overview:
•Net revenues totaled $36.5 million, an increase of 3% vs. prior year.
◦Patient Services net revenue was $22.4 million, an increase of 8% vs. prior year.
◦Device Solutions net revenue was $14.1 million, a decrease of 3% vs. prior year.
•Gross profit was $20.8 million, an increase of 9% vs. prior year.
•Gross margin was 57.1%, an increase of 3.1% vs. prior year.
◦Net income was $2.3 million, or $0.11 per diluted share vs. prior year net income of $1.8 million, or $0.08 per diluted share.
•Adjusted earnings before interest, income taxes, depreciation, and amortization (“Adjusted EBITDA”) (non-GAAP) was $8.3 million, an increase of 6% vs. prior year.
•Adjusted EBITDA (non-GAAP) margin increased 0.5% to 22.8% vs. 22.3% prior year.
•Net operating cash flow was up 38% to $17.3 million, for the nine months ended September 30, 2025.
•Stock Repurchases totaled approximately $2.2 million for the quarter.
•Company liquidity totaled $54.6 million, as of September 30, 2025.
Management Discussion

Carrie Lachance, Chief Executive Officer of InfuSystem commented, “We continue to focus on driving value creation by prioritizing profitable growth and improving processes to lower our costs. During the third quarter, we have advanced several initiatives with these goals in mind. Some of these are apparent in the current period’s results, which marked higher revenue, margins and cash flow, while others will benefit future periods.”

“We continued to make progress to grow our wound care revenue which increased by nearly $1.0 million for the quarter, or 115%, year-over-year. This increase was due in-part to a newly launched relationship with a supplier of Pneumatic Compression Devices (PCDs) for treatment of Lymphedema. Our new revenue cycle application obtained through the acquisition of Apollo Medical earlier this year is now live with our extensive payer network. This connection was a critical step in opening our ability to bring on additional advanced wound care volume on a cost-effective basis.”

“We are encouraged by continued success in our core areas of the business as well. In Oncology, we had a record quarter for revenue and secured a sought after contract with a large hospital system that will begin contributing patient volume increases before the end of the fourth quarter. We also launched a new technology-based machine learning platform for improved efficiency of our front-end health care billing operations. Additionally, we have closed a multi-year extension with one of our large national insurance payers for enhanced service coverage and improved pricing that will take effect in early 2026.”

“Finally, our efforts to strategically focus on profitable growth has led us to restructure the contract with our largest biomedical services customer. The changes, which include a crucial price increase for devices on contract, will result in a significant reduction in the number and service levels of devices covered. While this will reduce our ongoing revenue under the contract, we anticipate the ability to significantly improve the margin of the continuing business. We are working now to resize and relocate our service teams to conform with the amended scope of services. When we are done with this process, we believe that we will have a stronger base of operations, allowing us to return to revenue growth in our field based biomedical services business by continuing to focus on adding new customers and volumes with strong financial returns,” concluded Ms. Lachance.
2025 Third Quarter Financial Review
Net revenues for the quarter ended September 30, 2025 were $36.5 million, an increase of $1.2 million, or 3.3%, compared to $35.3 million for the quarter ended September 30, 2024. The increase included higher net revenues for the Patient Services segment partially offset by lower net revenues for the Device Solutions segment.
Patient Services net revenue of $22.4 million increased $1.6 million, or 7.6%, during the third quarter of 2025 compared to the prior year period. This increase was primarily attributable to additional treatment volume and increased third-party payer collections in Oncology and Wound Care, offset partially by lower revenue volume in Pain Management. The improved volume and collections benefited Oncology revenue by $0.7 million, or 3.6% and Wound Care by $1.0 million, or 115%. Pain Management revenue decreased by $0.1 million, or 4.1%. The Wound Care net revenues included first time sales of PCDs stemming from a new supplier relationship.
Device Solutions net revenue of $14.1 million decreased $0.4 million, or 2.9%, during the third quarter of 2025 compared to the prior year period. This decrease included decreased medical equipment sales of $0.8 million, or 33.0%, partially offset by a $0.2 million, or 5.2%, increase in biomedical services revenue. Lower medical equipment sales were due to a large sale in the prior year to an existing rental customer and reflects how timing for large contracts can vary from quarter-to-quarter. The increase in biomedical services revenue included a non-recurring $0.6 million adjustment associated with a price increase agreed to by a large customer which was also effective for services already rendered but not fully invoiced based on the billing structure. This amount was partially offset by lower service repair volume related to a contract with a device manufacturer to provide a fleet wide software update. Volume under the contract surged in the prior year when the service was first started and has tapered off in the current period as the project neared completion.
Gross profit for the third quarter of 2025 of $20.8 million increased by $1.8 million, or 9.3%, compared to the third quarter of 2024. This increase was due to the increase in net revenues and by a higher gross profit percentage of net revenue (“gross margin”). Gross margin was 57.1% during the third quarter of 2025 compared to 53.9% during the prior year period, an increase of 3.1%. Gross profit was higher in both the Patient Services and Devices Solutions segments. Gross margin was higher in the Device Solutions segment and was lower in the Patient Services segment.
Patient Services gross profit was $14.5 million during the third quarter of 2025, representing an increase of $0.8 million, or 5.6%, compared to the prior year period. The increase reflected the higher net revenue offset partially by lower gross margin, which decreased from the prior year by 1.2% to 64.8%. The decrease in gross margin reflected a change in revenue mix offset partially by lower missing pump reserve expense and improved coverage of fixed costs from higher net revenue. The unfavorable revenue mix impacting gross margin was mainly related to the increase in revenue related to the higher wound care net revenue, which has a lower average gross margin than other Patient Services revenue categories.
Device Solutions gross profit during the third quarter of 2025 was $6.3 million, representing an increase of $1.0 million, or 18.8%, compared to the prior year. This increase was partially due to the aforementioned non-recurring $0.6 million price adjustment. The remaining $0.4 million increase was due to an increased gross margin offset partially by the decrease in net revenue. The Device Solutions gross margin was 44.9% during the current quarter, which was 8.2% higher than the prior year period. This improvement was equally split between the impact of the contract asset adjustment and a combination of improved pricing on new biomedical service contracts with increased productivity and lower procurement costs on existing biomedical services contracts.
Selling and marketing expenses were $2.4 million for the third quarter of 2025, representing a decrease of 14.1%, compared to the prior year. Selling and marketing expenses as a percentage of net revenues decreased to 6.5% compared to 7.8% in the prior year period. This decrease reflected a reduction in sales team members, a shift in the mix of sales favoring revenue with lower commission rates and improved coverage of fixed costs from higher net revenues.
General and administrative (“G&A”) expenses for the third quarter of 2025 were $14.4 million, an increase of $1.7 million, or 12.9%, from the third quarter of 2024. The increase over the prior year included an increase of $0.5 million in expenses related to information technology and business applications upgrades in 2025 as part of a project that began in the second half of 2024. Additional expenses above 2024 levels included personnel directly related to the increased net revenue including revenue cycle personnel totaling $0.6 million, a $0.1 million higher expense accrual for short-term incentive compensation and $0.1 million increase in stock-based compensation. Other increased expenses totaling $0.3 million were indirectly associated with revenue volume growth including the cost of information technology, general business expenses and included inflationary increases. G&A expenses as a percentage of net revenues for the third quarter of 2025 increased to 39.5% from 36.2% for the prior year period.
Net income for the third quarter of 2025 was $2.3 million, or $0.11 per diluted share, compared to net income of $1.8 million, or $0.08 per diluted share, for the third quarter of 2024.
Adjusted EBITDA, a non-GAAP measure, for the third quarter of 2025 was $8.3 million, or 22.8% of net revenue, and increased by $0.4 million, or 5.7%, compared to Adjusted EBITDA for the same prior year quarter of $7.9 million, or 22.3% of prior period net revenue. The increase reflected the higher revenue and gross margin and lower selling expenses. These improvements were offset partially by the increase in G&A expenses.
Balance sheet, cash flows and liquidity
During the nine-month period ended September 30, 2025, operating cash flow increased to $17.3 million, a $4.8 million, or 38%, increase over operating cash flow during the same prior year nine-month period. The increase reflected higher operating income and lower working capital growth during 2025 as compared to 2024. Capital expenditures during the nine-month period of 2025 included purchases of medical devices totaling $5.3 million, which was $6.8 million, or 56%, lower than the amount purchased during the same prior year period. Purchases of medical equipment were lower during 2025 compared to 2024 because a higher portion of the revenue growth in 2024 came from rental revenues that require capital equipment purchases. Also, during 2025 the Company used cash to acquire a small company for $1.4 million and repurchased $8.6 million in common stock under a share repurchase program.
As of September 30, 2025, available liquidity for the Company totaled $54.6 million and consisted of $53.6 million in available borrowing capacity under its revolving line of credit plus cash and cash equivalents of $1.0 million. Net debt, a non-GAAP measure (calculated as total debt of $20.9 million less cash and cash equivalents of $1.0 million) as of September 30, 2025 was $20.0 million representing a decrease of $3.4 million compared to net debt of $23.3 million as of December 31, 2024 (calculated as total debt of $23.9 million less cash and cash equivalents of $0.5 million). Our ratio of Adjusted EBITDA to net debt (non-GAAP) for the last four quarters was 0.66 to 1.00 (calculated as net debt of $20.0 million divided by Adjusted EBITDA of $30.2 million).
Full Year 2025 Guidance

InfuSystem is reaffirming its annual guidance for the full year 2025 with net revenue growth estimated to be in the 6% to 8% range. We also continue to anticipate Adjusted EBITDA margin (non-GAAP) to be 20% or higher representing a 120 basis point increase over the amount in 2024 despite the planned continued investment in the Company's business applications.

The full year 2025 guidance reflects management’s current expectations for operational performance, given the current market conditions. This includes our best estimate of revenue and Adjusted EBITDA. The Company and its businesses are subject to certain risks, including those risk factors discussed in our most recent Annual Report on Form 10-K for the year ended December 31, 2024, filed on March 11, 2025. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

Conference Call
The Company will conduct a conference call for all interested investors on Tuesday, November 4, 2025, at 9:00 a.m. Eastern Time to discuss its third quarter 2025 financial results. The call will include discussion of Company developments, forward-looking statements and other material information about business and financial matters.

To participate in this call, please dial (833) 366-1127 or (412) 902-6773, or listen via a live webcast, which is available in the Investors section of the Company’s website at https://ir.infusystem.com/. A replay of the call will be available by visiting https://ir.infusystem.com/ for the next 90 days or by calling (855) 669-9658 or (412) 317-0088, replay access code 7148856, through November 11, 2025.

Non-GAAP Measures
This press release contains information prepared in conformity with GAAP as well as non-GAAP financial information. Non-GAAP financial measures presented in this press release include EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, net debt and Adjusted EBITDA to net debt ratio. The Company believes that the non-GAAP financial measures presented in this press release provide useful information to the Company’s management, investors and other interested parties about the Company’s operating performance because they allow them to understand and compare the Company’s operating results during the current periods to the prior year periods in a more consistent manner. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP, and similarly titled non-GAAP measures may be calculated differently by other companies. The Company calculates those non-GAAP measures by adjusting for non-recurring or non-core items that are not part of the normal course of business. A reconciliation of those measures to the most directly comparable GAAP measures is provided in the accompanying schedule, titled “GAAP to Non-GAAP Reconciliation” below. Future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the accompanying schedule below. Such adjustments may be affected by changes in ongoing assumptions and judgments, as well as non-core, nonrecurring, unusual or unanticipated changes, expenses or gains or other items that may not directly correlate to the underlying performance of our business operations. The exact amounts of these adjustments are not currently determinable but may be significant. It is therefore not practicable to provide the comparable GAAP measures or reconcile this non-GAAP guidance to the most comparable GAAP measures and, therefore, such comparable GAAP measures and reconciliations are excluded from this release in reliance upon applicable SEC staff guidance.
About InfuSystem Holdings, Inc.
InfuSystem Holdings, Inc. (NYSE American:INFU), is a leading national healthcare service provider, facilitating outpatient care for durable medical equipment manufacturers and health care providers. INFU services are provided under a two-platform model. The first platform is Patient Services, providing last-mile solutions for clinic-to-home healthcare where the continuing treatment involves complex durable medical equipment and services. The Patient Services segment is comprised of Oncology, Pain Management and Wound Therapy businesses. The second platform, Device Solutions, supports the Patient Services platform and leverages strong service orientation to win incremental business from its direct payer clients. The Device Solutions segment is comprised of direct payer rentals, pump and consumable sales, and biomedical services and repair. Headquartered in Rochester Hills, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, Massachusetts, Texas and Ontario, Canada.
Forward-Looking Statements
The financial results in this press release reflect preliminary results, which are not final until the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2025 is filed. In addition, certain statements contained in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as statements relating to future actions, our share repurchase program and capital allocation strategy, business plans, strategic partnerships, growth initiatives, objectives and prospects, future operating or financial performance, guidance and expected new business relationships and the terms thereof (including estimated potential revenue under new or existing contracts). The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “goal,” “expect,” “strategy,” “future,” “likely,” variations of such words, and other similar expressions, as they relate to the Company, are intended to identify forward-looking statements. Forward-looking statements are subject to factors, risks and uncertainties that could cause actual results to differ materially, including, but not limited to, our ability to successfully execute on our growth initiatives and strategic partnerships, our ability to enter into definitive agreements for the new business relationships on expected terms or at all, our ability to generate estimated potential revenue amounts under new or existing contracts, the uncertain impact of disruptions caused by public health emergencies or extreme weather or other climate change-related events, our dependence on estimates of collectible revenue, potential litigation, changes in third-party reimbursement processes, changes in law, global financial conditions and recessionary risks, rising inflation and interest rates, supply chain disruptions, systemic pressures in the banking sector, including disruptions to credit markets, the Company's ability to remediate any material weaknesses in internal control over financial reporting, contributions from acquired businesses or new business lines, products or services and other risk factors disclosed in the Company’s most recent Annual Report on Form 10-K and, to the extent applicable, quarterly reports on Form 10-Q. Our strategic partnerships are subject to similar factors, risks and uncertainties. All forward-looking statements made in this press release speak only as of the date hereof. We do not undertake any obligation to update any forward-looking statements to reflect future events or circumstances, except as required by law.
Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW
INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share data)	2025	2024	2025	2024

Net revenues	$36,488	$35,320	$107,206	$101,013
Cost of revenues	15,668	16,275	47,345	48,826
Gross profit	20,820	19,045	59,861	52,187

Selling, general and administrative expenses:
Amortization of intangibles	214	248	709	743
Selling and marketing	2,366	2,755	8,055	9,173
General and administrative	14,429	12,777	42,891	37,996

Total selling, general and administrative	17,009	15,780	51,655	47,912

Operating income	3,811	3,265	8,206	4,275
Other expense:
Interest expense	(330)	(476)	(1,039)	(1,416)
Other expense	(54)	(4)	(41)	(64)

Income before income taxes	3,427	2,785	7,126	2,795
Provision for income taxes	(1,168)	(978)	(2,535)	(1,383)
Net income	$2,259	$1,807	$4,591	$1,412
Net income per share:
Basic	$0.11	$0.08	$0.22	$0.07
Diluted	$0.11	$0.08	$0.22	$0.07
Weighted average shares outstanding:
Basic	20,413,636	21,290,512	20,779,268	21,271,858
Diluted	20,946,607	21,652,457	21,165,787	21,707,835

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEGMENT REPORTING
(UNAUDITED)

	Three Months Ended September 30,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$22,363	$20,780	$1,583
Device Solutions	16,069	16,532	(463)
Less: elimination of inter-segment revenues (a)	(1,944)	(1,992)	48
Total Device Solutions	14,125	14,540	(415)
Total	36,488	35,320	1,168
Gross profit:
Patient Services	14,482	13,710	772
Device Solutions	6,338	5,335	1,003
Total	$20,820	$19,045	$1,775
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

	Nine Months Ended September 30,		Better/ (Worse)
(in thousands)	2025	2024

Net revenues:
Patient Services	$64,655	$59,617	$5,038
Device Solutions	48,148	46,843	1,305
Less: elimination of inter-segment revenues (a)	(5,597)	(5,447)	(150)
Total Device Solutions	42,551	41,396	1,155
Total	107,206	101,013	6,193
Gross profit:
Patient Services	41,470	39,428	2,042
Device Solutions	18,391	12,759	5,632
Total	$59,861	$52,187	$7,674
(a)Inter-segment allocations are for cleaning and repair services performed on medical equipment.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(UNAUDITED)
NET INCOME TO EBITDA, ADJUSTED EBITDA, NET INCOME MARGIN AND ADJUSTED EBITDA MARGIN:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2025	2024	2025	2024

GAAP net income	$2,259	$1,807	$4,591	$1,412
Adjustments:
Interest expense	330	476	1,039	1,416
Income tax provision	1,168	978	2,535	1,383
Depreciation	3,070	2,897	9,236	8,335
Amortization	214	248	709	743

Non-GAAP EBITDA	$7,041	$6,406	$18,110	$13,289

Stock compensation costs	1,322	1,221	3,091	3,276
Medical equipment reserve and disposals (1)	(84)	241	231	368
Management reorganization/transition costs (2)	27	—	1,082	108
Cooperation Agreement payment and associated legal expenses	—	—	—	649
Certain other non-recurring costs	8	—	149	109

Non-GAAP Adjusted EBITDA	$8,314	$7,868	$22,663	$17,799

GAAP Net Revenues	$36,488	$35,320	$107,206	$101,013
Net Income Margin (3)	6.2%	5.1%	4.3%	1.4%
Non-GAAP Adjusted EBITDA Margin (4)	22.8%	22.3%	21.1%	17.6%
Business Application (“ERP”) Upgrade Investment (5)	$773	$244	$1,871	$295
(1)Amounts represent a non-cash (benefit) expense recorded to adjust the reserve for missing medical equipment and is being added back due to its similarity to depreciation.
(2)Includes severance compensation for the outgoing CEO totaling $1.0 million.
(3)Net Income Margin is defined as GAAP Net Income as a percentage of GAAP Net Revenues.
(4)Non-GAAP Adjusted EBITDA Margin is defined as Non-GAAP Adjusted EBITDA as a percentage of GAAP Net Revenues.
(5)Represents expenses associated with a project to upgrade the Company’s information technology and business applications including a replacement of our main enterprise resource planning (“ERP”) application. The project was launched during the second quarter of 2024 and is expected to be completed during the first quarter of 2026. Amounts are included in GAAP net income and have not been added back in the measurement of Non-GAAP Adjusted EBITDA.

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	As of
(in thousands, except par value and share data)	September 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$955	$527
Accounts receivable, net	24,309	21,155
Inventories, net	5,590	6,528
Other current assets	4,717	3,955

Total current assets	35,571	32,165
Medical equipment for sale or rental	2,931	3,157
Medical equipment in rental service, net of accumulated depreciation	35,262	39,175
Property & equipment, net of accumulated depreciation	3,650	4,030
Goodwill	3,710	3,710
Intangible assets, net	7,077	6,456
Operating lease right of use assets	4,519	5,374
Deferred income taxes	4,812	7,188
Derivative financial instruments	850	1,481
Other assets	499	878

Total assets	$98,881	$103,614

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,024	$9,848
Other current liabilities	8,694	7,813

Total current liabilities	18,718	17,661
Long-term debt	20,932	23,864
Operating lease liabilities, net of current portion	3,760	4,560

Total liabilities	43,410	46,085

Stockholders’ equity:
Preferred stock, $0.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $0.0001 par value: authorized 200,000,000 shares; 20,327,352 issued and outstanding as of September 30, 2025 and 21,272,351 issued and outstanding as of December 31, 2024	2	2
Additional paid-in capital	116,259	113,868
Accumulated other comprehensive income	642	1,119
Retained deficit	(61,432)	(57,460)

Total stockholders’ equity	55,471	57,529

Total liabilities and stockholders’ equity	$98,881	$103,614

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30,
(in thousands)	2025	2024

OPERATING ACTIVITIES
Net income	$4,591	$1,412
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for doubtful accounts	102	(141)
Depreciation	9,236	8,335
Loss on disposal of and reserve adjustments for medical equipment	337	678
Gain on sale of medical equipment	(2,282)	(1,863)
Amortization of intangible assets	709	743
Amortization of deferred debt issuance costs	61	58
Stock-based compensation	3,091	3,276
Deferred income taxes	2,530	1,383
Changes in assets - (increase)/decrease:
Accounts receivable	(2,167)	(1,348)
Inventories	941	(298)
Other current assets	(762)	385
Other assets	1,028	1,137
Changes in liabilities - (decrease)/increase:
Accounts payable and other liabilities	(133)	(1,229)
NET CASH PROVIDED BY OPERATING ACTIVITIES	17,282	12,528

INVESTING ACTIVITIES
Acquisition of business	(1,412)	—
Purchase of medical equipment	(5,341)	(12,162)
Purchase of property and equipment	(427)	(562)
Proceeds from sale of medical equipment, property and equipment	2,582	2,754
NET CASH USED IN INVESTING ACTIVITIES	(4,598)	(9,970)

FINANCING ACTIVITIES
Principal payments on long-term debt	(44,265)	(40,415)
Cash proceeds from long-term debt	41,502	39,231
Debt issuance costs	(230)	—
Common stock repurchased as part of share repurchase program	(8,563)	(981)
Common stock repurchased to satisfy statutory withholding on employee stock-based compensation plans	(1,036)	(625)
Cash proceeds from exercise of options and ESPP	336	381
NET CASH USED IN FINANCING ACTIVITIES	(12,256)	(2,409)

Net change in cash and cash equivalents	428	149
Cash and cash equivalents, beginning of period	527	231
Cash and cash equivalents, end of period	$955	$380